Exhibit 99.1

SEAGATE TECHNOLOGY PLC INCREASES QUARTERLY CASH DIVIDEND BY 39%
AND ANNOUNCES NEW SHARE REPURCHASE OF $1 BILLION

CUPERTINO, Calif. — January 26, 2012 — Seagate Technology plc (“Seagate” or the “Company”) (NASDAQ:STX) today announced that its Board of Directors (the “Board”) has approved an increase to its quarterly cash dividend from $0.18 per share to $0.25 per share, an increase of 39%. The increase is effective with the dividend payable on March 1, 2012 to shareholders of record as of the close of business on February 15, 2012. The payment of any future quarterly dividends will be at the discretion of the Board and will be dependent upon Seagate’s financial position, results of operations, available cash, cash flow, capital requirements and other factors deemed relevant by the Board.

Additionally, the Board has authorized the Company to repurchase an additional $1 billion of its outstanding common shares (the “January 2012 authorization”). The January 2012 authorization extends Seagate’s commitment to enhancing shareholder value by utilizing the robust cash generation ability of its business. To date, Seagate has utilized approximately $1.1 billion against the existing $2 billion share repurchase authorization approved by the Board on November 29, 2010 to repurchase 67.8 million shares. The remaining balance of the November 2010 authorization ($0.9 billion) is expected to be utilized by the end of fiscal year 2012 (June 29, 2012), market and other economic conditions permitting.

“These actions by the Board demonstrate our ongoing commitment to maximize shareholder value,” said Steve Luczo, Seagate chairman, president and CEO. “The Board and the management team remain confident in the company’s ability to maintain a strong balance sheet and sustain exceptional cash generation from the business.”

Seagate expects to fund the dividend and share repurchases through a combination of cash on hand, future cash flow from operations and potential alternative sources of financing. Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the common share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase authorization may be suspended or discontinued at any time.

About Seagate

Seagate is a worldwide leader in hard disk drives and storage solutions. Learn more at seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about future operations and cash flow, and whether or the magnitude and manner in which we pay any future dividends or make share repurchases. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and the adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans; the risk that we will incur significant incremental costs in connection with the implementation of our recently executed transactions with Samsung or that we will not achieve the benefits expected from such transactions, and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand and the industry’s ability to recover from such disruption, which may pose a risk to the Company’s operating and financial performance. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 27, 2011 respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.